Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Argo Medical Technologies Ltd. 2006 Stock Option Plan, Argo Medical Technologies Ltd. 2012 Equity Incentive Plan and ReWalk Robotics Ltd. 2014 Incentive Compensation Plan, of our report dated May 16, 2014 (except for Note 1e, Note 2u, Note 7c, Note 9 and Note 14 to which the date is September 11, 2014) with respect to the consolidated financial statements of ReWalk Robotics Ltd. for the years ended December 31, 2013 and 2012 included in the final Registration Statement on Form F-1 (No. 333-197344) and related Prospectus dated September 11, 2014.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Tel Aviv, Israel

October 29, 2014